EXHIBIT 10.25

REPLENISHMENT AGREEMENT

THIS REPLENISHMENT AGREEMENT (“Agreement”) is made and entered into as of the ____ day of November, 2008, by and between Novamerican Steel Inc., a Delaware corporation with a principal place of business at 1050 University Avenue, Norwood, MA  02062, and its subsidiaries and affiliates (collectively, “Novamerican”) and ArcelorMittal Dofasco Inc., a Canadian corporation with a principal place of business at 1330 Burlington Street East, Hamilton, Ontario L8N 3J5, (“Supplier”).

WHEREAS, Novamerican wishes to purchase from Supplier certain hot rolled steel coils, as hereinafter defined, and Supplier is willing to sell to Novamerican the hot rolled steel coils, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties agree as follows:

1.  STRATEGIC OBJECTIVES

Novamerican operates as “One Company,” with a companywide strategy focused on maximizing throughput, that is, the rate at which the system generates cash through sales, with the application of a precise operating methodology called The Decalogue™.  The Decalogue™ combines and deploys two management theories: Dr. Eliyahu Goldratt’s Theory of Constraints and Dr. W. Edwards Deming’s Theory of Profound Knowledge.  We have defined the internal constraint of our system in Replenishment.  Accordingly, the speed and reliability of replenishing our actual steel usage is critical. We have defined this operational process with the appropriate statistical measures to monitor all necessary variation in our system and with our key suppliers. This Replenishment Agreement establishes ArcelorMittal Dofasco Inc. as a key supplier to us.

This strategy directs us to select dedicated suppliers for specific material flow and commits our resources, primarily in marketing, sales, metallurgy and material science and new product development, toward increasing sales of these materials based on the most profitable mix possible. Thus, our key suppliers are committed to grow with us.  We are quickly evolving into a much larger producer and distributor of our own manufactured products and less of a general line steel processor.  The strategy also directs us out of certain market segments that are not conducive to fast and reliable replenishment.  Our growth will result from both organic sales and through acquisition of manufacturing companies that use steel primarily from our selected group of base coils.  We prefer to pay a market-based price (using a validated index).

We replenish based on actual usage of an already simplified, select group of coils.  Our statistical analysis allows us to provide a most predictable communication of our expected usage while providing daily updates of actual usage as a basis for our daily reordering.  Our predictability allows for the establishment of minimum order quantities.  We would establish a committee with you that coordinates and directs our operational, quality, metallurgical, sales and marketing resources for continued simplification of the base coils and increased reliability and speed of replenishment of these defined group of coils.

2.  PRODUCT AND SPECIFICATIONS

a.	Novamerican agrees to purchase from Supplier the following grades of UPC hot rolled coil (“Coil”):

1.	HR Plate Grades ASTM A36 and CSA G40.21 44W &50W; and

2.	HSS for structural tubing

as set out more specifically in the attached Product Schedules “A” and “B,” respectively.

b.	Quality: The Coils will conform to the ASTM, J403 or CSA standards, as applicable, for each coil grade supplied.

c.	Addition or Deletion of Coils to/from the Product Schedule: Supplier will allow the addition or deletion of purchased Coils as follows:

1.
Novamerican will notify Supplier of a Coil or Coils identified for deletion or obsolescence within Supplier’s established production planning timeframe.  Novamerican agrees to accept delivery of any such obsolete Coils within 30 days of notification from Supplier that such Coils are ready for delivery.

2.
Novamerican will notify Supplier of its intention to add a Coil or Coils to the Agreement.  Supplier agrees to accept additions provided they are within Supplier’s technical capabilities and meet Supplier’s quantity specifications set out in section 3 below.

3.  NOVAMERICAN’S PURCHASING COMMITMENT

a.	Quantity

1.
Novamerican’s order pattern is governed by the application of statistical process control.  Novamerican maintains a statistically derived buffer to minimize variation to both our customers and suppliers.

2.
Novamerican agrees to purchase from Supplier a minimum quantity of Coil per calendar quarter, as identified by the Aggregate Usage Control Chart, attached hereto as Schedule C, Lower Control Limit (“LCL”).  The quarterly minimum quantity will be provided 30 days prior to the initiation of this Agreement and 30 days prior to the beginning of each successive quarter.

3.
Novamerican will signal Supplier on a weekly basis the quantity and type of Coils used each week (“Weekly Usage”).  Novamerican agrees to purchase on a weekly basis Coils based on the Weekly Usage for the then-ending week (“Purchase Order”), for delivery 2 weeks (14 calendar days) after the date of the Purchase Order (“Delivery Date”).

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b.	Reliability/Predictability

1.
Novamerican agrees that the quantity and type of Coils ordered by Purchase Order on a weekly basis will be reliable and predictable; that is, 98% of the weekly orders will be within the Upper Control Limit (“UCL”) and Lower Control Limit (“LCL”) of the Coil Consumption Control Chart for each Coil ordered.  The initial Coil Consumption Control Chart for each Coil is attached hereto as Schedule D (for CSA G40.21 44W &50W), Schedule E (for A36) and Schedule B (for HSS tubing).  Novamerican will provide Supplier with current Coil Consumption Control Charts on a weekly basis.

2.
The Coil Consumption Control Chart for each Coil will reflect Novamerican’s historical weekly usage of the Coil. This information will be sufficient to fulfill Supplier’s planning needs on an 8 week and 5 week basis.

3.	Novamerican agrees to accept delivery of all ordered Coils on the Delivery Date.

4.  SUPPLIER COMMITMENT

a.	Supplier agrees to deliver the purchased Coils on the Delivery Date and that such delivery time will be reliable.

b.	Supplier Reliability Requirements to Novamerican

1.
Novamerican will monitor, using statistical process control (“SPC”), Supplier’s performance reliability, including reliability of (a) quantity, type and quality of Coils delivered (measured against Coils ordered) and (b) delivery time (“Delivery Control Chart”).  Novamerican will provide to Supplier the SPC charts on a weekly basis.

2.	Novamerican requires the delivery of the Coils to be reliable; that is, 98% of the deliveries will be within the UCL and the LCL of the Delivery Control Chart.

5.  PRICE

The price for each Coil purchased will be the current published CRU price for the Coil on the Delivery Date as follows:  The CRU published on or about the second Wednesday of the month, will be the purchase price for a Coil effective beginning on the Friday after the publication of the CRU and will remain the effective purchase price until the Friday subsequent to the publication of the CRU in the following month.  (As an example, the CRU price published on or about September 10, 2008 will be the price for Coils delivered September 12, 2008 through October 9, 2008.  Similarly, the CRU price published on or about October 8, 2008 will be the price for Coils delivered October 10, 2008 through November 13, 2008).  All purchases are in Canadian dollars, and the noon exchange rate for Canadian dollars in relation to US dollars, as published by the Bank of Canada, in effect on the date the CRU price is published shall be used.  (As an example, the noon exchange rate as published by the Bank of Canada on September 10th would be used to calculate the effective Canadian dollar price for Delivery Dates occurring

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September12th through October 9th, 2008.) Non-routine, mid-month adjustments to the published CRU price will not apply.

Any and all pricing extras are set out in Schedule F attached hereto.

6.  PAYMENT AND DELIVERY TERMS

a.	Payment terms are ½% - 10 days or net 30 days from the Delivery Date.

b.	All Coils sold hereunder to Novamerican, FOB Seller’s plant, Hamilton, Ontario.

7.  TERM AND TERMINATION

a.	This Agreement will commence on January 1, 2009 or such earlier date as the parties mutually agree to and will remain in force and effect until terminated pursuant to the provisions of this Agreement.

b.
In the event that one party becomes subject to an Event of Default, as defined herein in the Additional Terms and Conditions Schedule G, this Agreement may be terminated by the non-defaulting party upon thirty (30) days’ prior written notice.

c.	This Agreement may be terminated by either party for convenience and without cause, upon not less than 6 months’ prior written notice.

d.
In the event that either party is in material breach of any term or condition of this Agreement, which is not cured within thirty (30) days written notice by the other party to cure such breach, the other party may, at its option, immediately terminate this Agreement.

8.  FORCE MAJEURE, ALLOCATION OF SUPPLY

a.
Supplier agrees that it will not allocate its supply to Novamerican – that is, give Novamerican less than what it orders because Supplier is allocating supply among all its customers – unless a “force majeure” situation is declared, as defined in Schedule G.  For greater certainly, in a “force majeure” situation, Novamerican would accept an allocation of supply that is less than its ordered and committed purchase amount.

9.  DOCUMENTS INCORPORATED BY REFERENCE

The following schedules form part of this Agreement:

Schedule A -	Product Schedule A (for HR Plate Grade ASTM A36 and CSA G40.21 44W&55W)

Schedule B -	Product Schedule B (for HSS tube) and Initial Control Chart for HSS tube

Schedule C -	Aggregate Usage Control Chart

Schedule D -	Initial Coil Control Chart for CSA G40.21 44W&55W

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Schedule E -	Initial Coil Control Chart for HR Plate Grade ASTM A36

Schedule F -	Pricing Extras

Schedule G -	Additional Terms and Conditions

Schedule H -	ArcelorMittal Dofasco Claims Management Policy

10.  AMENDMENT

No waiver, alteration or modification of the terms and conditions of this Agreement shall be binding upon either party unless approved in writing by an authorized representative of each party.

11.  CONFLICT

The use of purchase orders, order acknowledgements or other documents by Novamerican or Supplier, whether to commence an order, to confirm a purchase order, or otherwise, shall not modify or supplement this Agreement in any respect, whether or not signed by an authorized representative of the party, and the terms and conditions of this Agreement will control and govern, notwithstanding any conflicting or additional provision in any such document.  For greater certainty and the removal of doubt, any printed term contained in any purchase order or other form or document used or in any acknowledgment or other form or other document used by the parties in relation to the rights and obligation hereunder shall be null and void and of no force and effect, and this Agreement will take precedence over and supersede any such terms.

12.  ENTIRE AGREEMENT

This Agreement and all the schedules attached hereto, including all the documents incorporate by reference under section 9 above, shall constitute the entire understanding of the parties concerning the subject matter hereof and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

13.  COUNTERPARTS

This Agreement may be executed in any number of counterpart facsimiles. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the day and year first above written.

NOVAMERICAN STEEL INC.                                                                                ARCELORMITTAL DOFASCO INC.

By: /s/ Corrado De Gasperis                                                                                     By: /s/ Brad Davey
Title: Chief Executive Officer                                                                                   Title: Vice President – Sales & Marketing

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SCHEDULE A

PRODUCT SCHEDULE FOR HR PLATE GRADE ASTM A36 AND
CSA G40.21 44W & 55W

Gauge	Width	Grade	Weekly Sales	Annual Sales
0.5	48	A36	78,699	2046.164
0.5	60	A36	53,778	1398.228
0.375	48	A36	71,770	1866.012
0.375	60	A36	82,809	2153.034
0.3125	48	A36	24,333	632.658
0.3125	60	A36	36,091	938.366
0.25	48	A36	140,390	3650.14
0.25	60	A36	100,101	2602.622
0.1875	48	A36	33,263	864.838
0.1875	60	A36	29,922	777.963
		Total	651,155
		Weekly Tons	326
		Annual Tons	16,930

Schedule A - 1

Gauge	Width	Grade	Weekly Sales	Annual Sales
0.1875	48.000	CSA G40.21 44/50W	79,097	2,057
0.2500	48.000	CSA G40.21 44/50W	128,235	3,334
0.3125	48.000	CSA G40.21 44/50W	114,966	2,989
0.3750	48.000	CSA G40.21 44/50W	102,933	2,676
0.5000	48.000	CSA G40.21 44/50W	110,700	2,878
0.1875	60.000	CSA G40.21 44/50W	149,386	3,884
0.2500	60.000	CSA G40.21 44/50W	140,893	3,663
0.3125	60.000	CSA G40.21 44/50W	88,298	2,296
0.3750	60.000	CSA G40.21 44/50W	131,758	3,426
0.5000	60.000	CSA G40.21 44/50W	136,171	3,540
		Total	1,182,438
		Weekly Tons	591
		Annual Tons	30,743

Schedule A - 2

SCHEDULE B

PRODUCT SCHEDULE FOR HSS TUBE AND
INITIAL CONTROL CHART FOR HSS TUBE

Gauge	Width	Grade	Weekly Sales
0.0840	48.000	Nova Tube Mill (C1018)	129,899
0.1100	60.000	Nova Tube Mill (C1018)	150,747
0.1210	60.000	Nova Tube Mill (C1018)	100,000
0.0840	49.600	Structural Tube (C1021)	162,350
0.1100	54.250	Structural Tube (C1021)	262,178
0.1100	47.250	Structural Tube (C1021)	377,280
0.1210	57.250	Structural Tube (C1021)	134,247
0.1210	52.000	Structural Tube (C1021)	318,168
0.166	58.25	Structural Tube (C1021)	717,707
0.166	52.6	Structural Tube (C1021)	226,644
0.221	59.57	Structural Tube (C1021)	748,946
0.221	58.56	Structural Tube (C1021)	132,167
0.337	60	Structural Tube (C1021)	154,847
		Total	3,615,179
		Weekly Tons	1808
		Annualized Tons	93,995

Schedule B - 1

Schedule B - 2

Schedule B - 3

Schedule B - 4

SCHEDULE C

AGGREGATE USAGE CONTROL CHART

Schedule C - 1

SCHEDULE D

INITIAL COIL CONTROL CHART FOR CSA G40.21 44W & 55W

Schedule D - 1

Schedule D - 2

Schedule D - 3

Schedule D - 4

Schedule D - 5

SCHEDULE E

INITIAL COIL CONTROL CHART FOR HR PLATE GRADE ASTM A 36

Schedule E - 1

Schedule E - 2

Schedule E - 3

Schedule E - 4

SCHEDULE F

Pricing Extras

GRADE	Cdn$/cwt

Commercial Steel (CS Types A, B or C)	$0.00

1006 – 1009	$0.00

1010 – 1016	$1.50

1017 – 1023	$0.50

Drawing Steel (DS Type A or B)	$0.60

Deep Drawing Steel (DDS Type A or B)	$2.25

Structural Steel (SS Grade 33,3 6, 40)	$0.50

Conversion to Plate A36, 44W, 50W	$0.50

HSS Tubing

CSA 350W and A500 specs	$0.50

Schedule F - 1

SCHEDULE G

ADDITIONAL TERMS & CONDITIONS

1.           Payment shall be due ½% - 10 days or net 30 days from the Delivery Date.  All payments shall be made in Canadian dollars at Hamilton, Ontario, Canada.  Unless otherwise restricted by applicable law, Supplier shall be entitled to charge interest at a rate per annum equal to the Bank of Nova Scotia prime lending rate (being the variable per annum reference rate of interest, as announced and adjusted by that bank from time to time, for loans made by that bank in Canada in Canadian dollars) in effect from time to time plus 1%, payable on demand, if Novamerican is in default in payment for any prior invoice; provided, however, that payments received within 35 days of the Delivery Date will not be considered in default of these payment terms.

2.           In addition to the purchase price, Novamerican shall pay Supplier the amount of all taxes, excises or other governmental charges (except taxes on or measured by net income) that Supplier may be required to pay with respect to the production, sale or transportation of any products delivered under this Agreement, except where the law otherwise provides.

3.           The amount of credit required under this Agreement is subject to review by Supplier’s credit department on a quarterly/semi-annual/annual basis.  Novamerican shall provide to Supplier its financial statements as may be requested from time to time in order for Supplier to determine the credit worthiness of Novamerican.  Supplier reserves the right to determine, in its sole discretion, the amount of credit that it will extend under this Agreement; provided, however, that Supplier provides Novamerican with 14 days prior notice of any reduction in credit.

4.           Title to and risk of loss of or damage to products sold, FOB Supplier’s plant, shall pass to Novamerican upon delivery by Supplier to a carrier for transportation to Novamerican.  Title to and risk of loss of or damage to products sold, FOB destination, shall pass to Novamerican upon arrival at the destination specified and charges at destination for spotting, switching, handling, storage, demurrage and other accessory services shall be of Novamerican’s account.

5.           All products priced at point of shipment must be accepted for shipment within a specified period of time after the Delivery Date.  The specified period of time for each product and the rates of storage charges which may be imposed on any such products not accepted for shipment within such period will be those from time to time shown on Supplier’s price lists or otherwise communicated to Novamerican.

6.           For all products priced at point of shipment, the placement, securing and covering of loads is the responsibility of Novamerican and its carrier.  For such products, unless Supplier also acts as carrier (in which case Supplier’s liability is limited to, at Supplier’s option, replacement of lost or damaged products or refund of the invoice price and transportation charges paid to Supplier), Supplier shall not be responsible for any liability, loss, costs, damages, claims or expenses resulting from the failure to properly secure and place a load or the failure to keep all products clean, dry and covered during shipment and Novamerican agrees to indemnity and save harmless Supplier from and against any such liability, loss, costs damages, claims and expenses.

Schedule G - 1

7.           (a) Supplier warrants that the products delivered hereunder will conform to the applicable ASTM or CSA standards and specifications for such type and grade of Coil, subject to the conditions of clause (b) below, and will be adequately contained, packaged and labeled.

(b) Unless otherwise specified herein, any dimensions referred to herein are nominal and Supplier will furnish products within its standard tolerances.

(c )  THERE ARE NO EXPRESS WARRANTIES BY SUPPLIER OTHER THAN THOSE SPECIFIED IN THIS PARAGRAPH 7.  NO WARRANTIES BY SELLER (OTHER THAN WARRANTY OF TITLE) SHALL BE IMPLIED OR OTHERWISE CREATED AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

Without limiting the generality of the foregoing, Novamerican assumes all risk and liability for the results obtained by the use of any products delivered hereunder in combination with other articles or materials or in the practice of any process, in each case whether or not the products sold hereunder were selected or used in accordance with any recommendations assistance or instructions of Supplier.

8.           Supplier will, at its option, repair or replace (at the delivery point specified) any product sold hereunder which fails to conform to any specifications expressly agreed to in writing by Supplier, or refund to Novamerican the invoice price (including transportation charges forming part of the invoice price) paid by Novamerican for such product.

EXCEPT AS AFORESAID, SUPPLIER SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGES, COSTS, CLAIMS, EXPENSES OR REPAIRS RESULTING FROM ANY SUCH DEFECT OR FAILURE TO CONFORM TO SPECIFICATIONS OR ANY BREACH HEREOF RELATING TO THE QUALITY OF THE PRODUCT WHETHER SUCH DAMAGES ARE DIRECT, INDIRECT OR CONSEQUENTIAL. SUPPLIER’S LIABILITY HEREUNDER SHALL BE LIMITED, IN ALL CIRCUMSTANCES, TO THE INVOICE PRICE PAID BY NOVAMERICAN FOR THE PRODUCTS PURCHASED HEREUNDER. THE FOREGOING LIMITATION OF LIABILITY IS A CONDITION OF SALE OF THE PRODUCTS AT THE PRICE OR PRICES PAID AND SHALL APPLY NOTWITHSTANDING ANY DEFECT IN OR FAILURE OF, INCLUDING TOTAL FAILURE OF, ANY PRODUCT.  SUPPLIER SHALL NOT IN ANY CIRCUMSTANCES BE LIABLE FOR ANY CLAIM UNLESS (A) SUCH CLAIM IS MADE PROMPTLY FOLLOWING DELIVERY OF THE PRODUCT AND, IN ANY EVENT, NOT LATER THAN 6 MONTHS AFTER DELIVERY, AND (B) SUPPLIER IS GIVEN A REASONABLE OPPORTUNITY TO INVESTIGATE SUCH CLAIM AND SUCH PRODUCT.

Products shall not be returned without Supplier’s permission.

Schedule G - 2

9.           Any and all claims issued hereunder, by either party, shall be subject to the ArcelorMittal Dofasco Management Claims Policy, attached hereto as Schedule H.

10.           Neither party shall be liable for its delay or failure in performing hereunder due to contingencies beyond its reasonable control, including, without limitation, acts of God, fires, floods, war, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (and including, but not limited to, import or export prohibitions or limitations, priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment or transportation, and any other similar or dissimilar contingency. The party whose performance is prevented by any such contingency shall give written notice to that effect to the other party within ten (10) days after such contingency shall have commenced together with a statement setting forth reasonably full particulars concerning the contingency and shall use all possible diligence to remedy the contingency as quickly as possible.  The party whose performance is prevented by any such contingency shall have the right to omit during the period of such contingency, all or any portion of the quantity deliverable during such period, whereupon the total quantity delivered to Novamerican hereunder shall be reduced by the quantity so omitted.  In the event of any such contingency, Supplier has the right to allocate its available supply among its customers in such manner as the Supplier deems fair and equitable.  In no event shall Supplier be obligated to purchase material from other than its regular sources of supply in order to enable Supplier to supply products to Novamerican.  The requirement that the contingency be remedied with all possible diligence shall not require the settlement of strikes, lockouts or other labor difficulties.

11.           ALL CONTRACTS BETWEEN NOVAMERICAN AND SUPPLIER FOR THE SALE AND PURCHASE OF ANY PRODUCTS SHALL BE DEEMED TO HAVE BEEN MADE IN HAMILTON, ONTARIO, CANADA AND THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT WITH RESPECT TO ANY PRODUCT DELIVERED HEREUNDER SHALL BE GOVERNED BY THE LAWS IN EFFECT IN THE PROVINCE OF ONTARIO.

In case of any ambiguity or difference between the English and French versions of these Terms and Conditions, the English version shall govern.

12.           The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.           This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Nothing contained herein shall be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than subsidiaries and affiliates of the parties as expressly provided herein.  No assignment or transfer of this Agreement, or of any rights or obligations hereunder, may be made by either party without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement to any parent company or controlled subsidiary of any parent company upon 60 days’ written notice to the other party.  For purposes of this paragraph, “control” shall be defined to mean ownership in excess of fifty percent (50%).  Any attempted assignment without the required consent, if any, shall be void.

Schedule G - 3

14.           The provisions of this Agreement will be enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable or impair the remainder of this Agreement.  If any provision will be found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

15.           All notices permitted or required to be given hereunder shall be in writing and sent by reputable overnight carrier or registered or certified mail, return receipt requested, postage prepaid, addressed to the receiving party at its address set forth below.  Any party may change its address for such purpose by giving written notice to the other party of such change.

If to Novamerican:               Novamerican Steel Inc.
1050 University Avenue
Norwood, MA  02062
Attention:  General Counsel
Fax:  781-486-9120

If to Supplier:                       ArcelorMittal Dofasco Inc.
P.O. Box 2460
1330 Burlington Street East
Hamilton, Ontario
L8N 3J5
Attention: Legal Counsel
Fax: 905-548-3426

16.           Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given.

No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Either party may waive in writing, in whole or in part, performance by the other party of any of the other party’s obligations, undertakings, covenants or warranties contained herein.  No such waiver shall in any way affect the right of the party granting the waiver from subsequently enforcing the same obligations, undertakings, covenants or warranties nor shall any such waiver be taken or held to be a waiver of any further breach of any obligations, undertakings, covenants, or warranties.

17.           The terms of paragraphs 7, 8 and 18 shall survive any termination or cancellation of this Agreement, whether mutual or by either party and whether express or implied (including without limitation as a result of breach of a fundamental term of this Agreement).

Schedule G - 4

18.           For purposes of this Agreement, an Event of Default in relation to a party means the occurrence of one or more of the following circumstances:

a.      failure to perform or fulfill any obligation or condition of this Agreement to be performed or fulfilled by such party, and such failure is not cured within thirty (30) business days (or such longer period of time as is agreed by the parties to be reasonably necessary to allow such party to perform or observe such obligation) after written notice thereof is given by the other party; or

b.      failure to make any payment when due hereunder, if such failure continues for thirty (30) days after such payment was due, unless such payment is being actively contested in good faith by the party; or

c.      the making of any general assignment or arrangement for the benefit of creditors, the filing of voluntary or involuntary petition in bankruptcy by or against such party under any bankruptcy law or similar proceeding, the appointment of a trustee or receiver or the commencement of a similar proceeding to take possession of, or the attachment or other judicial seizure of, substantially all of such party’s assets, or the taking by such party of any action in furtherance of the foregoing; or

d.      an order is made or a resolution is passed or a petition is filed by such party for the liquidation, dissolution or winding –up of such party (other than a corporate reorganization, recapitalization, realignment or restructuring pursuant to Section 368 of the Internal Revenue code of 1986, as amended); or

e.      a final, non-appealable, decision of any judicial, administrative, governmental authority or other authority or arbitrator is made which enjoins or restrains, or renders illegal or unenforceable, the performance or observance by such party of this Agreement.

19.           Each party (the “INDEMNITOR”) hereto shall defend, indemnify and hold harmless the other party and its respective partners, and parents, subsidiaries, and affiliates and its directors, officers and employees, (an “Indemnified Party”), from and against any and all claims, demands, actions, cause of actions, losses, damage, suits, liability and expenses (including, but not limited to, the cost of defense, settlement and reasonable investigation and legal expenses), by whomsoever and wherever made, connected with, caused by, relating to or arising out of any and all claims for loss of or damages to property, injuries to or death of any and all persons, caused by or resulting from:  any misrepresentation or breach of this agreement; any breach or violation of any applicable law; any negligence or willful misconduct of the Indemnitor, its employees, contractors, subcontractors and/or agents.

Neither party shall be liable to the other for any special, incidental or consequential damages, whether arising in contract, tort, strict liability, or in any other cause of action whatsoever.  Said duties to indemnify, defend and hold harmless shall survive the termination of this Agreement.

Schedule G - 5

Schedule H

ArcelorMittal Dofasco Flat Carbon Steel

ARCELORMITTAL DOFASCO CLAIMS MANAGEMENT POLICY

INTRODUCTION

This general claims policy covers light flat rolled sheet products produced at alt ArcelorMittal Dofasco flat rolled facilities, it covers the major points of a claim policy but it does not intend to cover all circumstances that may arise. ArcelorMittal Dofasco reserves the right to handle each claim individually, based on the circumstances surrounding the claim in question. Customer order information requirements, as listed below, including dimensions, flatness, surface, coating weight, surface texture, and chemistry will be according to customer specifications accepted by ArcelorMittal Dofasco in advance in writing, and/or consistent with applicable ASTM specifications.

ORDER INFORMATION AND MEETING YOUR QUALITY NEEDS

In our continual effort to fully understand customers’ needs and resultant product requirements, Customer Technical Service Managers are available to assist in identifying the product attribute each order. ArcelorMittal Dofasco requires specific information at the time of order placement for all products including coils, sheets, and blanks. This helps to ensure that ArcelorMittal Dofasco provides suitable performance in formability, weldability, flatness, surface, and dimensions. More detailed characterization of all product attributes will also help to reduce the number of quality rejections in your plant and facilitate the resolution of any product claims that may arise. Clear communication between ArcelorMittal Dofasco and our customers supports our common goal of continuous improvement and ensures that products, as shipped from ArcelorMittal Dofasco, meet your quality needs.

In compliance with ISO/TS 16949, we request that all orders include both end use information and the corresponding product attribute requirements. Where multiple end uses are involved for one order, the most critical end use should be specified. If it is not possible to provide a specific end use, please ask the ArcelorMittal Dofasco Customer Technical Service Manager to help assess the appropriate product requirements for the order. Orders cannot be processed without complete product information on the purchase order.

The following is a summary of information that is required on all flat rolled purchase orders:

1.	Customer sold to address	12.	Coating, if required
2.	Requested ship to address	13.	Oiling
3.	Product	14.	Chemical treatment, if required
4.	Specification	15.	Mill edge or slit edge (Hot Rolled)
5.	End use	16.	Requested coil weights

Schedule H - 1

6.	Size and gauge, including tolerances	17.	Testing requirements
7.	Ordered quantity	18.	Packaging and loading instructions (including ID/OD)
8.	Requested delivery date	19.	Carrier
9.	Surface requirement	20.	Freight - prepaid/collect
10.	Flatness requirement	21.	Tax exemption numbers
11.	Surface finish, if applicable

Similar information is also required for non-flat rolled products.

COIL QUALITY- GENERAL

ArcelorMittal Dofasco is committed to ensuring that our products meet the quality needs of our customers.

Should any problems arise in the use of our products, we request the following:

1.
ArcelorMittal Dofasco must be provided with details of the problem and given a reasonable opportunity to investigate claims. Customers are advised to not return material to ArcelorMittal Dofasco unless authorized. Otherwise additional handling and freight charges could result. ArcelorMittal Dofasco Customer Technical Service Managers will investigate and report on the nature of the complaint relative to purchase order requirements and will recommend a suitable course of action.

Unauthorized or unidentified deductions before a claim is dispositioned or settled constitutes nonpayment with subsequent consequences, including, but not limited to, credit hold, shipping hold, and loss of discount privileges.

2.
Steel determined to be unusable, because of mill related reasons, should be set aside for review with the appropriate ArcelorMittal Dofasco personnel. This includes blanks, cut lengths, coils or slit mults from coils. For coils or slit mults, a minimum of 10% of the coil must be processed before rejecting the entire piece.

For Hot Rolled Plain product which, by definition, is shipped without further processing, the customer will also be expected to accept, without claim, a maximum of 15 feet on either end of a coil that may exceed gauge or width tolerances.

If it is confirmed that the problem is a result of faulty steel, our policy is to credit based on the transaction price of the steel, plus freight costs incurred in moving the steel from ArcelorMittal Dofasco to the customer’s plant.

SCRAP CREDIT

ArcelorMittal Dofasco expects to recover the current market value for the scrap or coils if the steel is not returnable. The market value will be based on the published ArcelorMittal Dofasco scrap credit value for mill returns for the month in which the claim is accepted by the ArcelorMittal Dofasco Technical Service Manager.

Schedule H - 2

CONSEQUENTIAL COSTS

For claims with merit, ArcelorMittal Dofasco will assume responsibility for the value of the weight of the material involved, address other costs as outlined below, and will not be liable for further consequential damages or other costs. ArcelorMittal Dofasco will not honor sorting, sampling, storage, freight, additional processing, consequential costs, administrative or replacement cost unless pre-approved and allowed by ArcelorMittal Dofasco prior to incurring the expense.

COIL QUALITY - SPECIFIC PRODUCT ATTRIBUTE POLICIES

Following are policies for the resolution of claims related to specific product attributes. ArcelorMittal Dofasco’s Customer Technical Service Managers will follow these policies in assessing the nature of the complaint and in recommending a suitable course of action.

PRODUCT SURFACE - GENERAL SURFACE DESCRIPTORS

ArcelorMittal Dofasco employs state of the art manufacturing facilities and best in class practices to produce products that meet the needs of our customers’ end use. Understanding that some applications are more demanding than others, the typical surface defects that may be encountered with each product (hot rolled, cold rolled or coated) and surface category (standard, semi critical and critical) are available for review through your Customer Technical Service Manager.

Definitions of product surface have been classified into four categories:

Standard - May contain, surface defects that can be seen and felt but are not detrimental to the structural integrity or manufacturability of the part. Should only be ordered where appearance is not critical. Some Hot Rolled and Coated products may contain break marks.

Standard surface pickled hot rolled products may contain stains that are the result of an unplanned pickle line stoppage. Unplanned stops are inherent in continuous Pickling operations and occur on less than 2% of all coils produced. When a line stop happens, the stain will be isolated to a single section representing less than 2% of the coil length (to a maximum of 50 feet). ArcelorMittal Dofasco will accept a claim foi~ the length of material affected by the stain.

If the appearance of pickle line stop stains are not acceptable for the end use application and if they cannot be isolated during the usage of the steel in the stamping, blanking, cutting, tubing, rollforming or other steel consuming processes, then we advise that Semi-Critical surface be ordered as this product is free from pickle line stop stains. Please consult the ArcelorMittal Dofasco Price Book for the applicable price extra for semi-critical surface.

Semi Critical - May contain surface defects that do not affect formability or the application of surface coatings. Some surface defects that can be seen are allowed. Defects may show through paint as highlights.

Schedule H - 3

Critical - Surface should be free of defects that might affect the uniform appearance of a quality paint or an electrolytic coating. Defects may be seen but will not show through paint.

Auto Exposed - Auto exposed criteria, developed with each OEM for each application.

Please be aware that price extras apply to the semi critical, critical and auto exposed categories.

FLATNESS

The ArcelorMittal Dofasco Flat Rolled Price Book offers a number of flatness options according to product and price extra.

The flatness tolerance quoted is the maximum deviation from a horizontal flat surface, as defined in the flatness tolerance tables of appropriate ASTM specifications.

For hot rolled product, two exceptions exist - claims Will not be accepted for flatness for non-tempered non-pickled hot rolled or heavy gauge pickled hot rolled over 025 inches in thickness. In both of these cases, the product is as produced from the Hot Mill and no shape correction has been applied.

MINIMUM CLAIM - SURFACE DEFECTS (SEAMS, SLIVERS. HOLES, STAINS. ETC)

When coils or coil inspected cut lengths are ordered, it is to be expected that they may contain some abnormal major surface imperfections and also more minor imperfections than sheet inspected cut lengths. Coils and coil inspected cut lengths may also contain pickle line welds and inner and outer coil wraps may be damaged in handling.

The customer will be expected to accept, without claim:

•	The inside and outside wraps

•	Pickle Line welds unless specified ‘to be without welds’

When surface imperfections are encountered in parts, blanks or cut lengths from inspected coils, the customer is expected to accept up to 2% by weight without claim. It is the usual practice of customers to shear, blank or process at least 10% of any given coil or bundle before rejecting an order to ensure that the condition is prevalent throughout.

For Hot Rolled Plain product which, by definition, is shipped without further processing, the customer will be expected to accept without claim, a maximum of 15 feet on either end of a coil that may exceed thickness or width tolerances.

RUST & STORAGE STAINS

It is ArcelorMittal Dofasco’s standard practice to oil or chemically treat coiled product. If required, ArcelorMittal Dofasco will produce dry product (no oil), which can include Hot Roll pickled dry, Cold Roll dry and Coated unpassivated dry. Prompt shipment when ready is particularly critical when material is ordered dry. When the purchaser delays the shipment,

Schedule H - 4

ArcelorMittal Dofasco assumes no responsibility for rusting or other surface contamination resulting from such delay.

The following time limitations apply to all products delivered to and accepted by the customer:

•	Dry - non oiled (Hot Roll, Cold Roll & Unpassivated Coated) - claims will not be accepted

•	Oiled - claims will not be accepted after 30 days of shipment

•	Storage Stains - claims will not be accepted, after 3 months of shipment

ArcelorMittal Dofasco will not accept any rust claim for material shipped beyond the original ship to destination.

AGING

For Commercial Steel (CS) and Drawing Steel (DS), the aging phenomenon may exist, especially on continuous annealed product. Over time, the effect of aging shows up in two ways:

•	Higher hardness/poorer ductility on Commercial and Drawing type steels

•	Fluting or stretcher strain

A certain amount of cold work (roller leveling or temper rolling) will prevent these conditions from occurring, but the effect is only temporary. It is necessary for the user to effectively roller level immediately before use to eliminate the straining or fluting effects of aging.

Beyond 45 days from the shipment date, the effects of aging on product as shipped from ArcelorMittal Dofasco, including loss of ductility and increased hardness, must be accepted ‘by the customer. If necessary, ArcelorMittal Dofasco will examine samples to verify that the appropriate steel was applied and properly processed.

TIME LIMITATION FOR CLAIMS

ArcelorMittal ..Dofasco will not accept claims after 6 months from the delivery date.

TRANSPORTATION ISSUES

For all shipments, consignee is responsible for inspection and documentation of material condition during receipt and unloading.

Freight damage that occurs when a load is shipped FOB “Mill” (Prepaid or Collect) to the customer is not the responsibility of ArcelorMittal Dofasco. Claims for product damaged in transit must be processed through the carrier by the customer.

Freight damage that occurs when a load is shipped “FOB Customer” must be reported to ArcelorMittal Dofasco within 24 hours of delivery.

Schedule H - 5

Consignee is responsible for storing and protecting material from further deterioration while claim is being resolved.

SECONDARY PRODUCT

Secondary product is sold on an “As Is” basis only, with no warranty whatsoever expressed or implied. Furthermore, the stated specific reason a certain product or material is classified as secondary may not always include all of the existing imperfections in the product.

CUSTOMER RESPONSIBILITIES FOR PRODUCT RETURNS

In order to process claims efficiently, unauthorized returns will not be accepted. The ArcelorMittal Dofasco Claim number, provided by your Technical Service Manager, is your return authorization number.

Returned material should be repackaged in a manner to prevent damage and allow for safe handling.

ArcelorMittal Dofasco’s minimum banding and packaging requirements are found in the Packaging and Loading Manual on ArcelorMittal Dofasco’s website (link below).

http://www.dofasco.ca/bins/content_page.asp?cid502-847-854

Please note that the Claim Number must be written clearly on the Bill of Lading accompanying the return. As well, it must be clearly written on the outer wrap or packaging of each returned coil, or on the top sheet of each returned bundle.

Product that is rejected before receipt on the customer floor is classified as a ‘Customer Rejection’. Example reasons for customer rejections are wrong coil shipments and customer-requested delivery error. For customer rejections, the load will be received back at ArcelorMittal Dofasco with the original ArcelorMittal Dofasco Bill of Lading. If the rejection was due to a customer error, we require that the Bill of Lading be signed by an approved customer representative before the load is returned to ArcelorMittal Dofasco. Without this signature, the truck driver will be required to sign a liability waiver in order to unload back at ArcelorMittal Dofasco. in cases where customer rejections are due to transit damage, the truck driver will be required to sign a waiver in order to unload the material at ArcelorMittal Dofasco.

Customer rejections or returns that are the result of a customer error will result in charges by ArcelorMittal Dofasco to cover incurred freight costs.

ArcelorMittal Dofasco is only able to accept sheet product returns on Tuesdays and Wednesdays.

Any challenges to this policy or its interpretation will be addressed with the appropriate level of management by the Technical Service Manager, on behalf of the customer.

Schedule H - 6